Exhibit 12.1

BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In millions, except ratio amounts)
(Unaudited)

Six Months Ended June 30,	2007	2006
		(As Adjusted)[a]
Earnings:

Income before income taxes	$1,271	$1,398

Add:
Interest and other fixed charges, excluding capitalized interest	253	239

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	141	125

Distributed income of investees accounted for under the equity method	2	2

Amortization of capitalized interest	1	2

Less: Equity in earnings of investments accounted for
under the equity method	10	10

Total earnings available for fixed charges	$1,658	$1,756

Fixed charges:

Interest and fixed charges	$261	$246

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	141	125

Total fixed charges	$402	$371

Ratio of earnings to fixed charges	4.12x	4.73x

a Prior year numbers have been adjusted for the retrospective adoption of FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities. See Note 1 of the Consolidated Financial Statements for additional information.

FORM 10-Q
E-2